Exhibit 99.1

For Immediate Release
June 4, 2009

Paul R. Ackerman Joins the Federal Home Loan Bank
of San Francisco Board of Directors

San Francisco-The Board of Directors of the Federal Home Loan Bank of San Francisco has selected Paul R. Ackerman to fill an open member director position on its Board, effective May 28, 2009. Mr. Ackerman is Executive Vice President and Treasurer at Wachovia Mortgage, FSB, North Las Vegas, Nevada, and at Wells Fargo & Company. The director position, currently allocated to Nevada, has a term ending December 31, 2012.

Mr. Ackerman has over 22 years of senior management experience in the financial services industry. Mr. Ackerman was appointed to his role as Executive Vice President and Treasurer at Wells Fargo & Company in 2005. After Wells Fargo & Company acquired Wachovia Corporation, the parent company of Wachovia Mortgage, FSB, in December 2008, Mr. Ackerman began serving as Executive Vice President and Treasurer at both Wells Fargo & Company and Wachovia Mortgage, FSB. Mr. Ackerman earned an M.B.A. in Finance from the Carlson School of Management at the University of Minnesota and a B.A. in Business Administration, cum laude, at Bethel College in St. Paul, Minnesota.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

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Contact:
Lucia Marquès, (415) 616-2786
marquesl@fhlbsf.com